VALHI REPORTS FIRST QUARTER 2014 RESULTS

DALLAS, TEXAS . . May 9, 2014.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $.8 million, or nil per diluted share, in the first quarter of 2014 compared to a net loss of $39.8 million, or $.12 per diluted share, in the first quarter of 2013.   Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company’s Chemicals Segment.

The Chemicals Segment’s net sales of $420.1 million in the first quarter of 2014 were $43.5 million, or 9% lower than in the first quarter of 2013 primarily due to lower average TiO2 selling prices and lower sales volumes.  The Chemicals Segment’s average TiO2 selling prices were 5% lower in the first quarter of 2014 as compared to the first quarter of 2013, and average selling prices at the end of the first quarter of 2014 were 4% lower than at the end of 2013, with lower prices primarily in export markets that resulted from competitive pressures.  As a result, the Chemicals Segment experienced significantly lower sales to its generally lower-margin export markets in the first quarter of 2014 as compared to the same period in 2013.  TiO2 sales volumes for the first quarter of 2014 decreased 7% as compared to the first quarter of 2013, with the lower volumes in export markets offset in part by increased demand in certain European markets.  Fluctuations in currency exchange rates also affected net sales comparisons, increasing net sales by approximately $7 million as compared to the first quarter of 2013.  The table at the end of this press release summarizes how each of these items impacted the overall decrease in sales.

The Chemicals Segment’s TiO2 operating income in the first quarter of 2014 was $27.6 million as compared to an operating loss of $45.1 million in the first quarter of 2013.  Operating income in the first quarter of 2014 increased primarily due to the net effects of lower raw materials and other production costs (primarily caused by lower third-party feedstock ore costs), lower average TiO2 selling prices and lower sales volumes.  As expected, cost of sales per metric ton of TiO2 sold in the first quarter of 2014 was significantly lower than TiO2 sold in the first quarter of 2013, primarily due to lower raw material costs.  The Chemicals Segment’s TiO2 production volumes were 2% lower in the first quarter of 2014 as compared to the first quarter of 2013.  The Chemicals Segment’s production capacity utilization rates in the first quarter of 2014 were impacted by the lockout at the Canadian production facility, as restart of production at the facility did not begin until February 2014.  The Chemicals Segment operated its production facilities at overall average capacity utilization rates of 90% in the first quarter of 2014, primarily as a result of the restart of production at its Canadian facility.    Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $8 million in the first quarter of 2014.

The Component Products Segment’s net sales increased 20% in the first quarter of 2014 as compared to the first quarter 2013.  Net sales increased principally due to strong demand within the security products reporting unit, including new product sales for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.   The Component Products Segment’s operating income increased from $1.5 million in the first quarter of 2013 to $3.3 million in the first quarter of 2014, primarily due to positive impact of the higher sales and related improvement in fixed manufacturing cost coverage with increased production volumes.

The Waste Management Segment’s sales declined in the first quarter of 2014 compared to the same period in 2013 due to lower volumes of shipments received for disposal in the Compact LLRW, primarily because there has been an industry wide temporary shortage of shipping containers needed to transport LLRW which shortage the Waste Management Segment currently expects to be resolved in mid-2014.  The Waste Management Segment’s operating loss increased in the first quarter of 2014 compared to 2013 due to the lower disposal volumes noted above.

As previously reported, in December 2013 we acquired a controlling interest in our Real Estate Management and Development Segment.  We commenced consolidating the results of operations from this segment beginning in January 2014.  The Real Estate Management and Development Segment had first quarter 2014 sales of $9.5 million, including $7.7 million in revenues on sales of land held for development.  The Real Estate Management and Development operating income in the first quarter of 2014 was $.4 million.  Because the land held for development acquired was initially recognized at estimated fair valued at December 31, 2013 in connection with the acquisition, the Company does not expect to recognize significant operating income on land sales during 2014.

As previously reported, in February 2013 the Chemicals Segment voluntarily prepaid an aggregate $290 million principal amount under its prior term loan.  As a result of such prepayment, the Company’s results in the first quarter of 2013 include a pre-tax charge of $6.6 million ($3.4 million, or $.01 per share, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

Corporate expenses were 14%  lower at $8.3 million in the first quarter of 2014 compared to $9.7 million in the same period in 2013, primarily due to lower environmental remediation and related costs in 2014.  Interest expense was lower in the first quarter of 2014 as compared to the first quarter of 2013 due primarily to lower average interest rates on outstanding borrowings in the first quarter of 2014 and slightly lower average debt balances.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer and producer inventory levels;
Unexpected or earlier-than-expected industry expansion;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS’ operating licenses and permits;
•	Unexpected delays in the delivery or licensing of shipping containers being procured by WCS, or in their operational startup;
•	Changes in real estate values and construction costs in Henderson, Nevada; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended
	March 31,
	2013	2014
	(unaudited)

Net sales
Chemicals	$463.6	$420.1
Component products	21.5	25.8
Waste management	14.1	7.0
Real estate management and development	-	9.5

Total net sales	$499.2	$462.4

Operating income (loss)
Chemicals	$(45.1)	$27.6
Component products	1.5	3.3
Waste management	(1.6)	(8.5)
Real estate management and development	-	0.4

Total operating income (loss)	(45.2)	22.8

Equity in earnings of investees	(.3)	-

General corporate items:
Securities earnings	6.6	6.8
Insurance recoveries	.6	.8
Loss on the prepayment of debt	(6.6)	-
General expenses, net	(9.7)	(8.3)
Interest expense	(15.4)	(13.7)

Income (loss) before income taxes	(70.0)	8.4

Income tax expense (benefit)	(21.8)	3.8

Net income (loss)	(48.2)	4.6

Noncontrolling interest in net income (loss)
of subsidiaries	(8.4)	3.8

Net income (loss) attributable to Valhi
stockholders	$(39.8)	$0.8

Basic and diluted net income (loss) per share:
Net income (loss) per share attributable to Valhi
stockholders	$(.12)	$-

Basic and diluted weighted average shares
outstanding	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)

	Three months ended
	March 31,
	2012	2013
	(unaudited)

Amounts attributable to Valhi stockholders:

Income (loss) from continuing operations	$88.4	$(39.8)
Income from discontinued operations	.5	-
Net income (loss) attributable to Valhi stockholders	$88.9	$(39.8)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$.26	$(.12)
Income from discontinued operations	-	-
Net income (loss) per share attributable to Valhi
stockholders	$.26	$(.12)

Basic and diluted weighted average shares
outstanding	342.0	342.0